 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 22, 2008, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and six-month period ended June 30, 2008 and that the Board of Directors declared a dividend of $0.15 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 7.01 Regulation FD Disclosure.

On July 22, 2008, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and six-month period ended June 30, 2008 and that the Board of Directors declared a dividend of $0.15 per share.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated July 22, 2008
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: July 22, 2008	By: /s/Brian D. Young
Brian D. Young CFO, Executive VP & Treasurer

Exhibit 99.1

Press Release

July 22, 2008

On July 22, 2008, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $621 million, today announced for the quarter and six-month period ended June 30, 2008 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on August 29, 2008, payable on September 15, 2008.

For the quarter ended June 30, 2008 the Corporation reported net income of $1,749,000, or $0.51 basic earnings per share.  This compares to second quarter 2007 net income of $1,455,000, or $0.41 basic earnings per share.  Compared with the same period in 2007, second quarter 2008 net income increased $294,000 or 20.2%.  The $294,000 increase for the quarter was primarily the result of a $553,000 increase in net interest income and a $300,000 increase in non-interest income, offset by a $295,000 increase in the provision for loan losses, a $141,000 increase in non-interest expenses, and a $123,000 increase in the provision for income taxes.

For the quarter ended June 30, 2008 non-interest income was $1,306,000, compared to $1,006,000 for the second quarter of 2007, a $300,000 (29.8%) increase. For the quarter ended June 30, 2008, there was an increase in the fair value of mortgage servicing rights of $374,000, compared to an increase in fair value of mortgage servicing rights of $217,000 for the second quarter of 2007.  The fair value of mortgage servicing rights increased during the quarter due to the easing of the market’s perception of mortgage investment products, and a decrease in prepayment speeds as a result of rising mortgage interest rates.

Net income for the six-months ended June 30, 2008, totaled $2,694,000, or $0.78 basic earnings per share compared to net income of $2,432,000, or $0.69 basic earnings per share for the same period in 2007.  Compared with the same period in 2007, net income increased $262,000 or 10.8%.  The $262,000 increase for the six-month period ended June 30, 2008 was primarily the result of a $924,000 increase in net interest income, and an increase of $84,000 in non-interest income, offset by an increase of $420,000 in the provision for loan losses, an increase of $214,000 in non-interest expenses, and an increase in the provision for income taxes of $112,000.

For the six-month period ended June 30, 2008 non-interest income was $1,864,000, compared to $1,780,000 for the six-month period ended June 30, 2007, an $84,000 (4.7%) increase. For the six-month period ended June 30, 2008, there was an increase in fair value of mortgage servicing rights of $122,000, compared to an increase in fair value of mortgage servicing rights of $150,000 for the six-months ended June 30, 2007.  Non-interest income for the six months ended June 30, 2008 included securities gains of $44,000 compared to security losses of $224,000 for the comparable 2007 period and gain on sale of loans of $246,000 compared to $161,000.  Non-interest income for the six months period ended June 30, 2007 also included a $355,000 one-time gain on sale of the credit card portfolio.

For the six-month period ended June 30, 2008 non-interest expenses were $7,183,000, compared to $6,969,000 for the six-months ended June 30, 2007, a $214,000 (3.1%) increase.  Non-interest expenses for the six-month period ended June 30, 2008, included a $104,000 write down on other real estate owned.

Total assets amounted to $621.3 million at June 30, 2008 compared to $548.0 million at December 31, 2007, an increase of $73.3 million, or 13.4%.  The increase in assets was the result of an increase of $58.1 million in gross loans and an increase in total cash and cash equivalents of $27.9 million offset by a decrease of $13.6 million in available-for-sale securities.  Deposits during this same period increased $65.4 million (16.6%) primarily related to increases in brokered certificates and public deposits.  Other borrowings (consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, customer repurchase agreements, and junior subordinated deferrable debentures) increased $6.7 million (6.6%).

Shareholders’ equity increased from $48.8 million at December 31, 2007 to $49.6 million at June 30, 2008.  This increase was the result of net income ($2,694,000), and the issuance of 3,723 treasury shares ($49,000) under the Corporation’s Employee Stock Purchase Plan, offset by a $156,000 increase in unrealized securities losses, net of tax, the payment of dividends ($1,032,000), and the repurchase of 55,000 common shares ($775,000).  The increase in unrealized securities losses from January 1, 2008 to June 30, 2008, was the result of customary and expected changes in the bond market.  Unrealized losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheet.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K.

Exhibit 99.2

July 22, 2008

United Bancshares, Inc.

Quarterly Report

June 30, 2008

Dear Shareholders, Customers and Employees,

I am pleased to report that during the first six months of 2008 the Company was able to increase net income, grow its earnings assets and control its non-interest expenses.

The Company’s net income for the first six months of 2008 was $2.7 million or $0.78 per share.  This represents a $0.09 per share (13.0%) increase as compared to the same period in 2007.  Although the Company reported other various changes in income statement items as compared to the same period in 2007, the increase in net income was primarily the result of an increase in net interest income after provision for loan losses ($504,000 or 6.1%).

During the first six months of 2008, the Corporation increased its total assets and loan portfolio, while maintaining non-interest expenses at what management believes to be an acceptable level.  As compared to December 31, 2007, total assets and loans increased $73.3 million (13.4%) and $58.1 million (16.2%), respectively; while non-interest expenses for the six month period ended June 30, 2008 increased only 3.1% as compared to the same period in 2007.

The current global economic environment, in addition to continued balance sheet and capital pressures throughout the financial services industry will continue to present obstacles to the Company in the near future.  Despite the challenges created by growing concerns in the market, management has and will continue to work diligently to prudently manage its balance sheet and seek additional opportunities to add value to the institution.  As always, we appreciate your continued support.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2008	Six months ended June 30, 2007
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$17,558	$17,265
Interest expense	8,112	8,743
Net interest income	9,446	8,522
Provision for loan losses	645	225
Net interest income after provision for loan losses	8,801	8,297
Non-interest income	1,864	1,780
Non-interest expenses	7,183	6,969
Income before income taxes	3,482	3,108
Provision for income taxes	788	676
Net income	$ 2,694	$ 2,432

Average common shares outstanding	3,453,609	3,541,782

PER COMMON SHARE
Net income	$0.78	$0.69
Cash dividends	$0.30	$0.28
Book value	$14.43	$13.23
Closing price	$12.25	$15.01

FINANCIAL RATIOS
Return on average assets	0.93%	0.87%
Return on average equity	10.87%	10.39%
Net interest margin	3.66%	3.52%
Efficiency ratio	60.91%	64.64%
Loans to deposits	91.07%	89.38%
Allowance for loan losses to loans	0.60%	0.67%
Cash dividends to net income	38.31%	40.62%

PERIOD END BALANCES
	As of June 30, 2008	As of Dec. 31, 2007
Assets	$621,345	$547,975
Loans (including available-for-sale)	$417,682	$359,560
Deposits	$458,650	$393,203
Shareholders' equity	$49,598	$48,819

Common shares outstanding	3,438,128	3,489,405

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth                  David P. Roach

H. Edward Rigel                    R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Heather M. Oatman - Secretary

Brian D. Young - CFO/Executive V.P./Treasurer

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about The Union Bank Company are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

215 W. Market St.

Lima, OH 45801

419-228-2114

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211